Exhibit 99.1

FIRST AMENDMENT TO SETTLEMENT AGREEMENT AND RELEASE

This First Amendment to the Settlement Agreement and Release (this “Amendment”) is made and entered into as of this 15th day of December, 2017, by and between HALL MOM, LLC (“Hall”) and MoneyOnMobile, LLC f/k/a Calpian, Inc. (“MoneyOnMobile”). Hall and MoneyOnMobile are hereinafter sometimes collectively referred to as “the Parties” and singly as a “Party”.

WHEREAS, the Parties previously entered into a Settlement Agreement and Release (the “Settlement Agreement”) on or about March 1, 2017;

WHEREAS, the Parties hereby incorporate by reference as though fully restated herein all terms, consideration, duties, rights, obligations, conditions, releases, indemnifications, and recitations contained in the Settlement Agreement, except as expressly modified and amended herein; and

WHEREAS, the Parties agree to modify and amend the terms of the Settlement Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual obligations and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the following amendments, additions and modifications of the Settlement Agreement:

1. Restructuring Fee. MoneyOnMobile shall pay to Hall a restructuring fee in the amount of $50,000.00 for the restructuring of the Settlement Agreement (“Restructuring Fee”). Payment of the Restructuring Fee is fee is due to Hall no later than December 31, 2017.
2. Modification of Note. The Note referenced in paragraph 1(b) of the Settlement Agreement is modified to provide for a payment in the amount of $850,000.00 on or before December 31, 2017. The remaining balance due under the Note shall be paid in monthly installments of $100,000.00 per month commencing on February 1, 2018, with the maturity date of the Note extending to October 31, 2018 and all remaining principal and interest being due on such date. In the event that MoneyonMobile closes a financing after December 31, 2017. resulting in proceeds of five million dollars ($5,000,000.00) or more, the maturity date of the Note shall be immediately accelerated so that the entire balance of the Note shall be immediately due and payable. All other terms of the Note shall remain in full force and effect.
3. Agreed Final Judgment. Paragraph 3 of the Settlement Agreement is revised to provide that the Agreed Final Judgment shall be held by Gardere Wynne Sewell, LLP, Hall’s new counsel, instead of Coast Rose P.C.
4. Forbearance. Paragraph 4 of the Settlement Agreement is revised to insert October 31, 2018 in place of December 31, 2017.
5. Legal Fees. MoneyOnMobile shall pay to Hall all legal fees incurred by Hall attributed to documenting the amendment of the Settlement Agreement and the Note which fees shall be due upon execution of the amendments.
6. This Amendment only affects those provisions of the Settlement Agreement as set forth in the foregoing paragraphs of this Amendment. All other terms, consideration, duties, rights, obligations, conditions, releases, indemnifications, and recitations contained in the Settlement Agreement shall remain in full force and effect and those terms, consideration, duties, rights, obligations, releases, indemnifications, and recitations are re-affirmed and acknowledged by the execution of this Amendment.

[SIGNATURE PAGE FOLLOWS]

Exhibit 99.1

HALL MOM, LLC

By: /s/ Donald L. Braun
Donald L. Braun, President

Date: December 28, 2017

MoneyOnMobile, Inc.

By: /s/ Harold Montgomery
Harold Montgomery, President

Date: December 26, 2017